Exhibit 4.5

NEITHER THIS WARRANT NOR THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. NEITHER THIS WARRANT NOR THE SECURITIES ISSUABLE UPON EXERCISE HEREOF MAY BE TRANSFERRED EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR (B) IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS.

Warrant Issue Date: [ ]	Warrant No.

STOCK PURCHASE WARRANT

For value received, Thar Pharmaceuticals, Inc. (the “Company”), a Delaware corporation, hereby certifies that [                    ] (the “Holder”) or its permitted assign(s) is entitled to purchase from the Company, at any time or from time to time during the Exercise Period (as defined below), in whole or in part, [NUMBER EQUAL TO PRINCIPAL AMOUNT OF NOTE DIVIDED BY $11.68 ROUNDED DOWN TO NEAREST WHOLE NUMBER] shares of the Company’s Series A-1 Preferred Stock, par value $.001 per share (“Preferred Stock”), at a price per share equal to $11.68 (the “Exercise Price”). This Warrant is issued pursuant to that certain Amended and Restated Note and Warrant Purchase Agreement, dated as of August 14, 2013, by and among the Company and the Purchasers listed on Schedule A thereto (as so amended and restated, the “Agreement”). In addition to the terms and conditions of the Agreement, this Warrant is subject the following terms and conditions.

1. Certain Definitions.

(a) “Change in Control” means any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, do not hold at least a majority of the Company’s or the resulting or surviving corporation’s voting power immediately after such consolidation, merger or reorganization, or the sale, lease, or other disposition of all or substantially all of the assets of the Company.

(b) “Exercise Period” means the period commencing on the Warrant Issue Date and ending on the date that is the earliest to occur of (x) 5:00 p.m. (prevailing local time at the principal executive office of the Company) on the fifth anniversary of the date of the Agreement, (y) a Change in Control, or (z) the closing of a Qualified Public Offering (as defined in the Third Amended and Restated Certificate of Incorporation as the same may be amended and/or restated from time to time).

2. Exercise of Warrant.

(a) The purchase rights represented by this Warrant are exercisable by the Holder, in whole or in part, during the Exercise Period by the surrender of this Warrant, with the form of Subscription Agreement attached hereto as Annex A duly completed and executed by the Holder, to the Company at its principal executive office, accompanied by payment in cash, in lawful money of the United States of America, including by certified or official bank check made payable to the order of the Company or by wire transfer of immediately available funds to an account designated by the Company, of an amount equal to the Exercise Price multiplied by the number of shares of Preferred Stock being purchased pursuant to such exercise of the Warrant.

(b) If the fair market value of one share of Preferred Stock is greater than the Exercise Price (at the date of calculation as set forth below), then in lieu of exercising this Warrant for cash, the Holder may elect to receive shares of Preferred Stock equal to the value (as determined below) of this Warrant (or the portion thereof being canceled) by surrender of this Warrant during the Exercise Period at the principal executive office of the Company together with the properly completed Subscription Agreement and notice of such election in which event the Company shall issue to the Holder a number of shares of Preferred Stock computed using the following formula:

	X	=	Y (A-B)
A

Where	X	=	the number of shares of Preferred Stock to be issued to the Holder

	Y	=	the number of shares of Preferred Stock purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being canceled (at the date of such calculation)

	A	=	The fair market value of one share of the Company’s Preferred Stock (at the date of such calculation)

	B	=	Exercise Price (as adjusted to the date of such calculation)

For purposes of the above calculation, the fair market value of one share of Preferred Stock shall be the fair value as determined in good faith by the Company’s Board of Directors or a duly appointed committee of the Board; provided, however, that in the event that the Warrant is being exercised in connection with the Company’s initial public offering, the fair market value per share shall be the product of (i) the per share offering price of the Company’s initial public offering, and (ii) the number of shares of Common Stock into which each share of Preferred Stock is convertible at the time of such exercise.

(c) This Warrant may be exercised for less than the full number of shares of Preferred Stock first shown above, provided that this Warrant may not be exercised in part for less than a whole number of shares of Preferred Stock. Upon any such partial exercise, the Company at its expense will forthwith issue to the Holder a new Warrant or Warrants of like tenor exercisable for the number of shares of Preferred Stock as to which rights have not been exercised (subject to adjustment as herein provided), such Warrant or Warrants to be issued in the name of the Holder or its nominee.

(d) As soon as practicable after the exercise of this Warrant and payment of the Exercise Price, and in any event within 20 business days thereafter, the Company, at its expense, will cause to be issued in the name of and delivered to the Holder a certificate or certificates for the number of duly authorized, validly issued, fully paid and non-assessable shares of Preferred Stock to which the Holder shall be entitled upon such exercise, plus, in lieu of any fractional share to which the Holder would otherwise be entitled, cash in an amount determined in accordance with Section 4(d) hereof. The Company agrees that the shares so purchased shall be deemed to be issued to the Holder as the record owner of such shares as of the close of business on the date on which this Warrant shall have been surrendered and payment made for such shares as aforesaid.

(e) Prior to the exercise of this Warrant, the Holder shall not be entitled to any rights of a stockholder of the Company with respect to shares for which this Warrant shall be exercisable, including, without limitation, the right to vote, to receive dividends or other distributions or to exercise any preemptive rights, and shall not be entitled to receive any notice of any proceedings of the Company.

(f) In the event that the Company proposes to engage in a Change in Control or complete a Qualified Public Offering, it shall give the Holder written of its intention not less than ten (10) days prior to the date of the proposed closing of such transaction. The notice shall describe the material terms and conditions upon which the Company proposes to consummate such transaction.

3. Adjustments.

(a) Adjustments Generally. In order to prevent dilution of the rights granted hereunder in the specific circumstances contemplated by this Section 3, the Exercise Price shall be subject to adjustment from time to time in accordance with this Section 3. Upon each adjustment of the Exercise Price pursuant to this Section 3, the Holder shall thereafter be entitled to acquire upon exercise, at the Exercise Price resulting from such adjustment, the number of shares of Preferred Stock determined by (i) multiplying (A) the Exercise Price in effect immediately prior to such adjustment by (B) the number of shares of Preferred Stock issuable upon exercise hereof immediately prior to such adjustment, and (ii) dividing the product thereof by the Exercise Price resulting from such adjustment; provided that no such adjustments shall be made in the Exercise Price and/or the number of shares of Preferred Stock subject to this Warrant if the conversion ratio of the Preferred Stock already reflects such event.

(b) Subdivisions, Stock Dividends and Recapitalizations. In case the Company shall at any time subdivide its outstanding shares of Preferred Stock into a greater number of shares (including, without limitation, through any stock split effected by means of a dividend on the Preferred Stock which is payable in Preferred Stock), the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the outstanding shares of Preferred Stock of the Company shall be combined into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be proportionately increased, unless the conversion ratio of such Preferred Stock already reflects such event.

(c) Reorganization, Reclassification, Consolidation, Merger or Sale of Assets. If any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with another corporation, or the sale of a significant amount of assets to another corporation shall be effected in such a way that (i) does not constitute a Change in Control, and (ii) holders of Preferred Stock shall be entitled to receive stock, securities, cash or other property with respect to or in exchange for Preferred Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby the Holder shall have the right to acquire and receive upon exercise of this Warrant such shares of stock, securities, cash or other property of the successor corporation that a holder of the shares deliverable upon exercise of this Warrant would have been entitled to receive in such reorganization, reclassification, consolidation, merger or sale if this Warrant had been exercised immediately before such reorganization, reclassification, consolidation, merger or sale. The foregoing provisions shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers or sales and to the stock or securities of any other corporation that are at the time receivable upon the exercise of this Warrant. In all events, appropriate adjustments (as determined by the Board of Directors of the Company) shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Holder after the transaction, to the end that the provisions of this Warrant shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after that event upon exercise of this Warrant.

(d) Fractional Shares. The Company shall not issue fractions of shares of Preferred Stock upon exercise of this Warrant or scrip in lieu thereof. If any fraction of a share of Preferred Stock would, except for the provisions of this Section 3(d), be issuable upon exercise of this Warrant, then the Company shall in lieu thereof pay to the person entitled thereto an amount in cash equal to the current value of such fraction, calculated to the nearest one-hundredth (1/100) of a share, to be computed on the basis of the fair market value per share as determined by the Board of Directors of the Company.

(e) Conversion of Preferred Stock. In the event that, during the Exercise Period, all the then outstanding Preferred Stock of the Company is converted, pursuant to the Company’s Certificate of Incorporation, into other securities or property, or the Preferred Stock otherwise ceases to exist, then, in any such event, the Holder, upon exercise of this Warrant at any time after the date on which the Preferred Stock is so converted or ceases to exist (the “Termination Date”), shall receive, in lieu of the number of shares of Preferred Stock that would have been issuable upon such exercise immediately prior to the Termination Date (the “Former Number of Shares of Preferred Stock”), the stock and/or other securities and property which the Holder would have been entitled to receive upon the Termination Date if the Holder had exercised this Warrant with respect to the Former Number of Shares of Preferred Stock immediately prior to the Termination Date (all subject to further adjustment as provided in this Warrant). In such event, the Exercise Price shall automatically be adjusted to equal the number obtained by dividing (i) the aggregate Exercise Price of the Former Number of Shares of Preferred Stock, by (ii) the number of shares of stock and/or other securities and property for which this Warrant is exercisable immediately after such event.

(f) Certificate as to Adjustments. Whenever the Exercise Price shall be adjusted as provided in Section 3 hereof, the Company shall promptly compute such adjustment and furnish to the Holder a certificate setting forth such adjustment and showing in reasonable detail the facts requiring such adjustment, the Exercise Price that will be effective after such adjustment and the number of shares and the amount, if any, of other property that at the time would be received upon the exercise of this Warrant.

4 Reservation of Stock Issuable on Exercise of Warrants. The Company shall at all times reserve and keep available out of its authorized but unissued stock, solely for the issuance and delivery upon the exercise of this Warrant and other similar Warrants, such number of its duly authorized shares of Preferred Stock (and Common Stock issuable upon conversion thereof) as from time to time shall be issuable upon the exercise of this Warrant and other similar Warrants. All of the shares of Preferred Stock issuable upon exercise of this Warrant and other similar Warrants (and the Common Stock issuable upon conversion thereof (“Conversion Shares”)), when issued and delivered in accordance with the terms hereof and thereof, will be duly authorized, validly issued, fully paid and non-assessable, subject to no lien or other encumbrance other than restrictions on transfer arising under applicable securities laws and restrictions imposed by Section 6(a) hereof and the Agreements to which reference is made in Section 6(b) hereof.

5. Replacement of Warrant. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement reasonably satisfactory to the Company (with surety if reasonably required), or (in the case of mutilation) upon surrender and cancellation thereof, the Company will issue, in lieu thereof, a new Warrant of like tenor and amount.

6. Negotiability. This Warrant is issued upon the following terms:

(a) Transfer. By acceptance hereof, the Holder acknowledges and agrees that this Warrant may not be transferred except to a Permitted Transferee of the Holder under the Company’s Fourth Amended and Restated Investor Rights Agreement, dated as of November 14, 2012 and this Warrant may be exercised only by the Holder or any such Permitted Transferee. Holder is acquiring the Warrant, the share of Preferred Stock and the Conversion Shares for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof, and Holder has no present intention of selling, granting any participation in, or otherwise distributing the same.

(b) Agreements. As a condition to the Company’s obligation to issue shares of capital stock upon exercise hereof, the Holder shall execute the Subscription Agreement attached hereto as Annex A and such stockholder agreements then in effect among the Company and its stockholders as may be reasonably requested by the Company.

(c) Transfer Taxes. The Company shall not be required to pay any federal or state transfer tax or charge that may be payable in respect of any transfer involved in the transfer or delivery of this Warrant or the issuance or conversion or delivery of certificates for Preferred Stock in a name other than that of the Holder or to issue or deliver any certificates for Preferred Stock upon the exercise of this Warrant until any and all such taxes and charges shall have been paid by the Holder or until it has been established to the Company’s reasonable satisfaction that no such tax or charge is due.

(d) Compliance with Securities Laws. The Holder, by acceptance hereof, acknowledges that this Warrant, the shares of Preferred Stock to be issued upon exercise hereof and the Conversion Shares are being acquired solely for the Holder’s own account and not as a nominee for any other party, and for investment, and that the Holder will not offer, sell or otherwise dispose of this Warrant, any shares of Preferred Stock to be issued upon exercise hereof or the Conversion Shares except under circumstances that will not result in a violation of applicable federal and state securities laws.

7. Subdivision of Rights. Subject to Section 6, this Warrant (as well as any new Warrants issued pursuant to the provisions of this Section 7) is exchangeable, upon the surrender hereof by the Holder, at the principal executive office of the Company for any number of new Warrants of like tenor and date representing in the aggregate the right to subscribe for and purchase the number of shares of Preferred Stock of the Company which may be subscribed for and purchased hereunder.

8. Miscellaneous.

(a) Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and given as provided in the Agreement.

(b) Books of the Company. The Company may treat the holder hereof as appearing on the Company’s books at any time as the holder for all purposes.

(c) Headings. The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect the meaning hereof.

(d) Amendment; Waiver. Subject to section 11(f)(ii) of the Agreement, this Warrant and any term hereof may be amended, waived, discharged or terminated only by an instrument in writing signed by the party against whom enforcement of such amendment, waiver, discharge or termination is sought. No waivers of any term, condition or provision of this Warrant, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

(e) Benefits of this Warrant. Nothing in this Warrant shall be construed to give any person or corporation other than the Company and the Holder any legal or equitable right, remedy or claim under this Warrant and this Warrant shall be for the sole and exclusive benefit of the Company and the Holder and any other permitted holder or holders of the Warrant.

(f) Governing Law. This Warrant and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law and choice of law that would cause the laws of any other jurisdiction to apply.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed and delivered by its authorized officer, as of the date first above written.

THAR PHARMACEUTICALS, INC.

By:
Raymond K. Houck
President and Chief Executive Officer

Address:

Thar Pharmaceuticals, Inc.
150 Gamma Drive
Pittsburgh, PA 15238

ANNEX A

SUBSCRIPTION AGREEMENT

Date:

To:

The undersigned (the “Purchaser”), pursuant to the provisions set forth in the attached Warrant, hereby irrevocably elects (a) to purchase                  shares of Series A-1 Preferred Stock (the “Warrant Shares”) covered by such Warrant and herewith makes payment of $        , representing the full purchase price for such shares at the price per share provided for in such Warrant or (b) to exercise the Warrant with respect to                  shares of Preferred Stock, pursuant to Section 2(b) of the Warrant [STRIKE (a) OR (b) AS APPLICABLE].

Purchaser represents and warrants to the Company as follows:

1. Investment Representations. Purchaser understands that the Warrant Shares have not been registered under the Securities Act. Purchaser also understands that the Warrant Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Purchaser’s representations contained in the Agreement.

2. Experience; Risk. Purchaser has such knowledge and experience in financial and business matters that Purchaser is capable of evaluating the merits and risks of the purchase of the Warrant Shares and of protecting Purchaser’s interests in connection therewith. Purchaser is able to fend for itself in the transactions contemplated by this Agreement and has the ability to bear the economic risk of the investment, including complete loss of the investment.

3. Investment. Purchaser is acquiring the Warrant Shares and the shares of Common Stock issuable upon conversion thereof (the “Conversion Shares”) for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof, and Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. Purchaser understands that the Warrant Shares and the Conversion Shares have not been registered under the Securities Act and applicable state securities laws (collectively, the “Acts”) by reason of a specific exemption from the registration provisions of the Acts which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Purchaser’s representations as expressed herein.

4. Information. Purchaser has been furnished with all information which it deems necessary to evaluate the merits and risks of purchasing the Warrant Shares and has had the opportunity to ask questions concerning the Warrant Shares and the Company and all questions posed have been answered to its satisfaction. Purchaser has been given the opportunity to obtain any additional information it deems necessary to verify the accuracy of any information obtained concerning the Warrant Shares and the Company. Purchaser has such knowledge and experience in financial and business matters that it is able to evaluate the merits and risks of purchasing the Warrant Shares and to make an informed decision relating thereto.

5. Restricted Securities; Restrictions on Transfer. Purchaser understands that the Warrant Shares and the Conversion Shares will be “restricted securities” under applicable securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations the Warrant Shares and the Conversion Shares may be resold without registration under the Acts only in certain limited circumstances. Purchaser acknowledges that Warrant Shares and the Conversion Shares must be held indefinitely unless subsequently registered under the Acts or an exemption from such registration is available. To the extent that Purchaser is not already a party to such agreements, Purchaser agrees to execute and deliver a counterpart signature page, and become a party, to such stockholder and registration rights agreements as are then in effect by and among the Company and its stockholders.

6. No Public Market. Purchaser understands that no public market now exists for any of the securities issued by the Company and that there is no assurance that a public market will ever exist for such securities.

7. Accredited Investor. Purchaser is an “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act. The Purchaser has considered the Federal and state income tax implications of the exercise of the Warrant and the purchase and subsequent sale of the Warrant Shares and the Conversion Shares.

8. Residence. If Purchaser is an individual, then Purchaser resides in the state or province identified in the address of Purchaser set forth below; if Purchaser is a partnership, corporation, limited liability company or other entity, then the office or offices of Purchaser in which its investment decision was made is located at the address or addresses of Purchaser set forth below.

Signature

Print name:

Address:

2

NOTICE OF TRANSFER

[To be signed only upon transfer of Warrant]

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto the Assignee named below the rights and obligations represented by the within Warrant with respect to the number of shares of Preferred Stock of                      set forth below:

Name of Assignee	Address	No. of Shares

and appoints                      attorney to transfer said right on the warrant register of                      with full power of substitution in the premises.

Dated:
(Signature must conform in all respects to name of Holder as specified on the face of the Warrant)

Address:

Exhibit 4.5

AMENDMENT TO 2012 WARRANTS

This Amendment (this “Amendment”) to the Warrants is made and entered into as of April 8, 2016 by and among Thar Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and the undersigned Purchasers (the “Purchasers”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Warrants (as defined below).

RECITALS

WHEREAS, the Company and the Purchasers entered into that certain Amended and Restated Note and Warrant Purchase Agreement dated August 14, 2013 (as amended from time to time, the “Purchase Agreement”) pursuant to which certain persons were issued a Convertible Promissory Note (each, a “Note”, and collectively, the “Notes”) and a Stock Purchase Warrant (each, a “Warrant”, and collectively, the “Warrants”);

WHEREAS, pursuant to section 8(d) of each of the Warrants and Section 11(f)(ii) of the Purchase Agreement, any provision of any of the Warrants may be amended or waived with the written consent of the Company and the Purchasers holding a majority of the shares of Common Stock on an as-converted basis subject to all outstanding Warrants issued pursuant to the Agreement (the “Majority Warrantholders”);

WHEREAS, the undersigned Purchasers represent the Majority Warrantholders; and

WHEREAS, the undersigned Majority Warrantholders and the Company desire to amend the terms of each of the Warrants issued pursuant to the Purchase Agreement as set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties, covenants and conditions set forth below, the Company and the Purchasers, intending to be legally bound, hereby agree as follows:

1. Each Warrant is hereby amended by adding the following Section 2.2(g) immediately prior to Section 3:

“(g) Automatic Cashless Exercise upon Initial Public Offering. In the event that, upon the closing of an initial public offering, the initial price at which shares of the Company’s common stock are offered to the public in such initial public offering (the “Public Offering Price”) is greater than the Exercise Price (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series), then this Warrant immediately prior to the consummation of the initial public offering shall automatically be deemed to be exercised pursuant to Section 2(b) above as to all shares of Preferred Stock for which it is exercisable and which shall not previously have been exercised (the “Warrant Shares”), and the Company shall, within a reasonable time, deliver a certificate representing the Warrant Shares issued upon such exercise to Holder. For the avoidance of doubt, in an initial public offering, the fair market value per share issuable upon exercise of this

Warrant shall be the product of (i) the Public Offering Price and (ii) the number of shares of Common Stock into which each share of Preferred Stock is convertible at the time of such exercise.”

2. Except as effected by this Amendment, the terms and provisions of the Purchase Agreement, the Notes and the Warrants shall remain unchanged and in full force and effect.

3. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Amendment by signing any such counterpart. This Amendment may be executed and delivered by facsimile, or by e-mail in portable document format (.pdf) and delivery of the signature page by such method will be deemed to have the same effect as if the original signature had been delivered to the other parties.

4. This Amendment shall be governed by, and construed in accordance with, the Delaware General Corporation Law, without reference to principles of conflict of laws or choice of laws.

5. The titles and subtitles used in this Amendment are used for convenience only and are not to be considered in construing or interpreting this Amendment.

6. The Notes, the Warrants and the Purchase Agreement, as modified by this Amendment, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned has executed this Amendment to Warrants as of the date first written above.

COMPANY:

THAR PHARMACEUTICALS, INC.

By:
	Name:	Raymond K. Houck
	Title:	President and Chief Executive Officer

IN WITNESS WHEREOF, the undersigned has executed this Amendment to Warrants as of the date first written above.

PURCHASERS:

If a legal entity:		If an individual:

Entity Name:
(signature)
By:
(signature)
Name:			(print name)
Title:
Address:
Address:

Email:		Email:

Fax:		Fax:

Date:		Date: